As filed with the Securities and Exchange Commission on November 1, 2002
                           Registration No. 333-100052

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                   ___________________________________________
                                    FORM S-3
                                 AMENDMENT NO. 1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                  ____________________________________________
                              DIGITAL FUSION, INC.
             (Exact name of Registrant as Specified in Its Charter)

       DELAWARE                                                 13-3817344
----------------------------                              ---------------------
(State or Other Jurisdiction                                 (I.R.S. Employer)
   of Incorporation or                                    Identification Number)
     Organization)
                         400 N. ASHLEY DRIVE, SUITE 2600
                              TAMPA, FLORIDA 33602
                                 (813) 221-0024
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)
              _____________________________________________________

                               ROY E. CRIPPEN, III
                      President and Chief Executive Officer
                              DIGITAL FUSION, INC.
                         400 N. ASHLEY DRIVE, SUITE 2600
                              TAMPA, FLORIDA 33602
                                 (813) 221-0024
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)
                  Please send a copy of all communications to:

                           RICHARD B. HADLOW, ESQUIRE
                      Bush Ross Gardner Warren & Rudy, P.A.
                            220 South Franklin Street
                              Tampa, Florida 33602
                                 (813) 224-9255

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
     If the only securities being registered on this form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 pursuant to the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X ]
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_] Calculation of Registration Fee


=============================================================================================================
                                           Amount         Proposed Maximum  Proposed Maximum    Amount of
   Title of Each Class of Securities       To Be          Aggregate Price   Aggregate           Registration
          To Be Registered                 Registered(1)  per Unit          Offering Price(2)   Fee(3)
-------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value per share      75,000         $1.15(4)          $86,250              $7.94
Common Stock, $0.01 Par value per share     951,153         $.922(5)         $876,963             $80.68
-------------------------------------------------------------------------------------------------------------
TOTAL                                                                                             $88.62
=============================================================================================================


(1) This registration statement also covers any additional shares of our common stock which become issuable under the rights to purchase common stock by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of outstanding shares of our common stock.
(2)  Estimated solely for calculating the registration fee.
(3) Calculated pursuant to Rule 457(g) of the Securities Act of 1933, as amended.
(4) The Maximum Aggregate Price per Unit is calculated based on the Warrant exercise price of $1.15 per share.
(5) The Maximum Aggregate Price per Unit is calculated based on the Convertible Note conversion price of $.922 per share.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

Prospectus
Subject to Completion, November 1, 2002

                              DIGITAL FUSION, INC.
                        1,026,153 Shares of Common Stock
                  Underlying Interest Bearing Convertible Note
                        and Common Stock Purchase Warrant

     This prospectus relates to the public offering, which is not being underwritten, of 1,026,153 shares of our common stock, par value $.01 per share, of which 951,153 shares are being registered for issuance upon conversion of a Convertible Note and the remaining 75,000 shares are being registered for issuance upon exercise of a Common Stock Purchase Warrant. The Convertible Note and Warrant were issued to Laurus Master Fund, Ltd, a Cayman Islands company, on July 26, 2002 pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, provided under its section 4(2). We are registering the shares of common stock underlying the Convertible Note and Warrant pursuant to certain registration rights granted to Laurus Master Fund, Ltd.

     Our common stock is traded under the symbol "DIGF" on the NASDAQ SmallCap Market.

     AN INVESTMENT IN THESE SECURITIES INVOLVES SIGNIFICANT RISKS. See "Risk Factors" commencing on page 6.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

---------------------------------------------------------
             Price         Underwriting       Proceeds
             to            Discounts and      to
             Public        Commissions(1)     Company(2)
---------------------------------------------------------
Per Share    $1.15(3)          $0.00          $86,250.00
=========================================================

(1) We are not using underwriters to solicit the exercise of the Warrant or the conversion of the Convertible Note.

(2) Before deducting expense of the offering, estimated at $15,088.62. Any proceeds we receive through the exercise of the Warrant will be used for general working capital purposes. We will not receive any proceeds from the conversion of the Convertible Note into shares of our common stock.

(3) The Price to the Public is calculated based on the Warrant exercise price of $1.15 per share.




ITEM 2.            TABLE OF CONTENTS

                                                                                                                              Page

The Company.....................................................................................................................5

The Offering....................................................................................................................5

Cautionary Note Regarding Forward-Looking Statements............................................................................5

Risk Factors....................................................................................................................6

Use of Proceeds................................................................................................................14

Determination of Offering Price................................................................................................15

Dilution.......................................................................................................................15

Selling Security Holders.......................................................................................................15

Plan of Distribution...........................................................................................................16

Description of Securities to be Registered.....................................................................................16

Interests of Named Experts and Counsel.........................................................................................16

Material Changes...............................................................................................................16

Where You Can Find Additional Information......................................................................................16

Incorporation of Certain Information by Reference..............................................................................17

Disclosure of Commission Position on Indemnification...........................................................................18


                                       4


                                   THE COMPANY

     We were incorporated in February 1995 under the laws of the state of Delaware and are engaged in the business of providing information technology ("IT") consulting services. We provide the following services to our customers:
(i) IT support and integration; (ii) IT Consulting; and (iii) Business application development. We market our services to mid-sized business (including mid-sized departments of larger enterprises) and public sector institutions. Our stock trades on the NASDAQ SmallCap market under the symbol DIGF. The mailing address of our principal executive office is 400 N. Ashley Drive, Suite 2600, Tampa, Florida 33602. Our telephone number is (813) 221-0024.

                                  THE OFFERING

     This prospectus relates to the public offering, which is not being underwritten, of 1,026,153 shares of our common stock, par value $.01 per share, of which 951, 153 shares are being registered for issuance upon conversion of a Convertible Note and the remaining 75,000 shares are being registered for issuance upon exercise of a Common Stock Purchase Warrant. The Convertible Note and Warrant were issued on July 26, 2002 pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, provided under its section 4(2). We are registering the shares of common stock underlying the Convertible Note and Warrant pursuant to certain registration rights granted to the holder of the Convertible Note and Warrant. The Warrant may be exercised, in whole or in part, at a price of $1.15 per share until its expiration on July 26, 2007. The Convertible Note is in the original principal amount of $800,000 and bears interest at the simple annual rate of 6%. An additional fee payable on the Convertible Note accrues at the simple annual interest rate of 4%. The Convertible Note is convertible into shares of our common stock at the fixed conversion price of $.922 per share provided that the average closing price of the common stock for the 10 trading days prior to conversion is equal to or greater than $1.15.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Throughout this prospectus, and throughout the documents incorporated herein by reference, we make forward-looking statements, as that term is defined in Section 27A of the Securities Act of 1933, as amended. In some cases you can identify these statements by forward-looking words such as "anticipate" "believe" "could" "estimate" "expect" "intend" "may" "should" "will" "would" or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial position or state other forward-looking information. There may be events in our future that we cannot accurately predict or control. The factors listed below in the section entitled "Risk Factors," as well as other cautionary language, identify examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our securities, you should be aware that the occurrence of the events described in the Risk Factors below and elsewhere in this prospectus and in the documents that we incorporate by reference could have an adverse effect on our business, results of operations and financial position. You should also make special note of the following:

1. Competition within the technology services industry is intense and may get stronger;

2. General economic or business conditions, including the loss of major customers, may be worse than we expect;

3. We have experienced significant losses in our operations and may continue to incur losses for the foreseeable future;

4. We may require additional capital that may not be available on terms acceptable to us, or at all; and

5. We may be subject to delisting from the NASDAQ SmallCap Market if the bid price per share of our common stock falls below $1.00 for 30 consecutive trading days pursuant to Marketplace Rule 4310(c)(4) and we are unable to cause the stock to be bid at a price of above $1.00 for the 180 calendar day grace period set forth in Marketplace Rule 4310(c)(8)(D).

     We undertake no obligation to release publicly the results of any future revisions we make to forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

ITEM 3.    RISK FACTORS.

     Prospective purchasers should carefully consider the following information in addition to the other information contained in this prospectus in evaluating an investment in our common stock.

Because we have a limited operating history, you should consider the risks and difficulties frequently encountered by early stage companies in our market before making a decision to invest in our common stock:

     We have only been in operation since 1995 and many of our services have only been offered since 1997 or later. In addition, we have only been a publicly reporting company since May 1998. Accordingly, we have a limited operating history on which you may evaluate us. You should consider the risks and difficulties frequently encountered by early stage companies in new, rapidly evolving and technology-dependent markets. If we fail to adequately address these risks, our business will be materially and adversely affected.

We have experienced significant prior operating losses. If we do not generate sufficient cash flow from operations or if we are unable to raise capital in sufficient amounts, we may be unable to continue to operate our business:

     We have recently experienced significant losses in our operations. We may continue to incur losses for the foreseeable future. For the year ended December 31, 2001 our loss from continuing operations was $12.0 million. Our expenses may increase as we seek to grow our business and as our business expands. Even if we become profitable, we may be unable to sustain our profitability. We may not generate sufficient cash flow from operations or be able to raise capital in sufficient amounts to enable us to continue to operate our business. An inability to sustain profitability may also result in an impairment loss in the value of our long-lived assets, principally goodwill, property and equipment, and other tangible and intangible assets. If we are unable to generate sufficient cash flow from operations or raise capital in sufficient amounts, our business will be materially and adversely affected.

For the year ended December 31, 2001, our largest customer, Aetna, accounted for approximately 18% of our revenues. Non-renewal or termination of our contract with Aetna, which expires December 31, 2002, would have a material adverse effect on us. We are also subject to other risks associated with our customers, generally, including delays in customer funding, lengthy customer contract review processes and non-renewal of contracts, to name a few:

     For the year ended December 31, 2001, our largest customer, Aetna, accounted for approximately 18% of our revenues. In December 1998, we entered into a contractual agreement with Aetna to provide certain IT services. This contractual agreement expired in December 2001, and we entered into a new contractual agreement to provide certain IT consulting services to Aetna until December 31, 2002. Non-renewal or termination of our contract with Aetna would have a material adverse effect on us. A large portion of our revenues derived from our consulting is generally non-recurring in nature. There can be no assurance that we will obtain additional contracts for projects similar in scope to those previously obtained from Aetna or any other customer, that we will be able to retain existing customers or attract new customers or that we will not remain largely dependent on a limited customer base, which may continue to account for a substantial portion of our revenues. In addition, we generally will be subject to delays in customer funding; lengthy customer review processes for awarding contracts; non-renewal; delay, termination, reduction or modification of contracts in the event of changes in customer policies or as a result of budgetary constraints; and increased or unexpected costs resulting in losses in the event of "fixed-price" contracts.

     Our revenues are difficult to forecast. We may increase our operating expenses to increase the number of our sales, marketing and technical personnel to sell, provide and support our products and services. We may not be able to adjust our spending quickly enough to offset any unexpected revenue shortfall. In addition, at any given point in time, we may have significant accounts receivable balances with customers that expose us to credit risks if such customers are unable to settle such obligations. If we have an unexpected shortfall in revenues in relation to our expenses, or significant bad debt experience, our business will be materially and adversely affected.

Because we operate in an emerging market, the ultimate level of demand for some of our services is subject to a high degree of uncertainty. If the demand for these services declines significantly, our business could be negatively affected:

     The markets for some of our services are changing rapidly and evolving, and therefore the ultimate level of demand for our services is subject to a high degree of uncertainty. Any significant decline in demand for programming and applications development and IT support and integration consulting services could materially adversely affect our business and prospects.

     Our success is dependent on our ability to continually attract and retain new customers as well as to replace customers who have not renewed their contracts. Achieving significant market acceptance will require substantial efforts and expenditures on our part to create awareness of our services.

Our limited marketing experience and service and support capabilities could negatively affect our business in a market with increasingly sophisticated customers:


     To effectively market and sell our services, we will need to expand our customer service and support capabilities to satisfy increasingly sophisticated customer requirements. We currently have limited marketing experience and limited marketing, service, customer support and other resources, which may not be adequate to meet customer needs.

Many of our national competitors are large companies that have substantially greater financial, technical, marketing and other resources than we have. We face potential additional competition from new competitors, including large computer software, professional services and other technology and telecommunications companies. We may not have the resources to compete effectively with any of these competitors:

     Competition for the Internet and IT consulting services that we provide is significant, and we expect that competition will continue to intensify due to the low barriers to entry. We may not have the financial resources, technical expertise, sales and marketing or support capabilities to successfully meet this competition. If we are unable to compete successfully against such competitors, our business will be adversely affected. We compete against numerous large companies that have substantially greater market presence, longer operating histories, more significant customer bases, and financial, technical, facilities, marketing, capital and other resources than we have.

     Our competitors include national, regional and local IT consulting service providers, software development firms and major accounting and consulting firms such as Accenture, Answerthink, Keane, Kforce, MPS Group, Razorfish, Sapient, and Viant.

     In addition, we also encounter competition from numerous other businesses that provide one or more similar goods or services, including numerous resellers of Internet-related hardware and software and Web-site development companies.

     Our competitors may respond more quickly than we can to new or emerging technologies and changes in customer requirements. Our competitors may also devote greater resources than we can to the development, promotion and sale of their products and services. They may develop Internet products and services that are superior to or have greater market acceptance than ours. Competitors may also engage in more extensive research and development, undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to our existing and potential employees and strategic partners. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties.

     New competitors, including large computer software, professional services and other technology and telecommunications companies, may enter our markets and rapidly acquire significant market share. As a result of increased competition and vertical and horizontal integration in the industry, we could encounter significant pricing pressures. These pricing pressures could result in significantly lower average selling prices for our products and services. We may not be able to offset the effects of any price reductions with an increase in the number of customers, higher revenue from consulting services, cost reductions or otherwise. In addition, professional services businesses are likely to encounter consolidation in the near future, which could result in decreased pricing and other competition.

Because the market for Internet and IT professional services is rapidly evolving, to be successful, we must adapt to this rapidly changing market by continually improving the responsiveness, functionality and features of our products and services to meet customers' needs. Our business could be negatively affected, if we fail to adapt to these changing demands:

     The market for Internet and IT professional services has only recently begun to develop and is rapidly evolving. Significant technological changes could render our existing products and services obsolete. To be successful, we must adapt to this rapidly changing market by continually improving the responsiveness, functionality and features of our products and services to meet customers' needs. If we are unable to respond to technological advances and conform to emerging industry standards in a cost-effective and timely basis, our business will be materially and adversely affected.

Because our business is dependent on the efficient and uninterrupted operation or our computer and communications systems, any event that interrupts or delays our network operations could negatively affect our business:

     Our business depends on the efficient and uninterrupted operation of our computer and communications hardware systems and infrastructure. We currently maintain most of our computer systems in our facilities in Tampa, Florida. While we have taken precautions against systems failure, interruptions could result from natural disasters as well as power loss, telecommunications failure and similar events. We also lease telecommunications lines from local and regional carriers, whose service may be interrupted. Any damage or failure that interrupts or delays our network operations could materially and adversely affect our business.

The security services that we offer in connection with customers' use of our networks cannot insure complete protection from computer viruses, break-ins and other disruptive problems. Although we attempt to limit contractually our liability in such instances, the occurrence of these problems may result in claims against us or liability on our part:

     We have taken measures to protect the integrity of our infrastructure and the privacy of confidential information. Nonetheless, our infrastructure is potentially vulnerable to physical or electronic break-ins, viruses or similar problems. If a person circumvents our security measures, he or she could jeopardize the security of confidential information stored on our systems, misappropriate proprietary information or cause interruptions in our operations. We may be required to make significant additional investments and efforts to protect against or remedy security breaches. Security breaches that result in access to confidential information could damage our reputation and expose us to a risk of loss or liability.

     The security services that we offer in connection with customers' use of the networks cannot insure complete protection from computer viruses, break-ins and other disruptive problems. Although we attempt to limit contractually our liability in such instances, the occurrence of these problems may result in claims against us or liability on our part. These claims, regardless of their ultimate outcome, could result in costly litigation and could have a material adverse effect on our business and reputation and on our ability to attract and retain customers.

Although we hope to grow through the acquisition of similar businesses, we may not be able to find suitable candidates or negotiate commercially acceptable terms. Even if we are able to acquire similar businesses, we may not be able to successfully integrating new businesses into our business:

     A key element of our expansion strategy has been to grow through acquisitions. If we do identify suitable candidates, we may not be able to make investments or acquisitions on commercially acceptable terms. Acquisitions may cause a disruption in our ongoing business, distract our management and other resources and make it difficult to maintain our standards, controls and procedures. We may not be able to successfully integrate the services, products and personnel of any acquired business into our operations. We may not be able to retain key employees of the acquired companies or maintain good relations with their customers or suppliers. We may be required to incur additional debt, and we may be required to issue equity securities, which may be dilutive to existing stockholders, to fund acquisitions.

In addition to the risk that we may have difficulty integrating new businesses into our business, to acquire new businesses we may have to expend a substantial portion of our available cash, obtain loans or raise money through the offering of our securities to finance such acquisitions. Any offering of our securities could substantially dilute the interests of our stockholders:

     We may acquire and integrate complementary businesses, products, services or technologies, but we have limited experience in these activities. If we seek to make investments or acquisitions, it will be subject to the following risks:

o The difficulty of assimilating the operations and personnel of acquired companies.

o    The potential disruption of our business.

o The inability of our management to maximize our financial and strategic position by the incorporation of an acquired technology or business into our service offerings.

o The difficulty of maintaining uniform standards, controls, procedures and policies.

o The potential loss of key employees of acquired businesses, and the impairment of relationships with employees and customers as a result of changes in management.

     We cannot assure you that any completed acquisition will enhance our business. If we proceed with one or more significant acquisitions in which the consideration consists of cash, a substantial portion of our available cash could be used to consummate the acquisitions. If we were to consummate one or more acquisitions in which the consideration consisted of stock, our stockholders could suffer significant dilution of their interest in us. In addition, we could incur or assume significant amounts of indebtedness in connection with acquisitions. Acquisitions are required to be accounted for under the purchase method, which could result in significant goodwill charges. In addition, an inability to sustain profitability may also result in an impairment loss in the value of our long-lived assets, principally goodwill, property and equipment, and other tangible and intangible assets.

We are subject to delisting from the NASDAQ SmallCap Market if the bid price per share of our common stock falls below $1.00 for 30 consecutive trading days and we are unable to cause the stock to be bid at a price of above $1.00 during a 180-day grace period. If our common stock were delisted, an investor could find it more difficult to dispose of, or to obtain accurate quotations, of the market value of our common stock:

     We may be subject to delisting from the NASDAQ SmallCap Market if the bid price per share of our common stock falls below $1.00 for 30 consecutive trading days pursuant to Marketplace Rule 4310(c)(4) and we are unable to cause the stock to be bid at a price of above $1.00 for the 180 calendar day grace period set forth in Marketplace Rule 4310(c)(8)(D). We currently meet all of the listing requirements of the NASDAQ SmallCap Market, including the minimum bid price requirement, and we have not received a notice of noncompliance with the listing requirements from NASDAQ; however, in the event our common stock was delisted, an investor could find it more difficult to dispose of, or to obtain accurate quotations, of the market value of our common stock.

If we lose the services of key personnel or are unable to obtain the services of additional qualified personnel when needed, our business will be negatively affected:

     There is intense competition for qualified personnel in the sectors in which we operate. The loss of existing personnel or the failure to recruit additional qualified technical, managerial and sales personnel, as well as expenses in connection with hiring and retaining personnel, would adversely affect our business. We also depend on the performance of our executive officers and key employees, some of whom have not entered into employment agreements with us.

     As of August, 2002, we had 89 full-time employees. We will need to attract, train and retain more employees for management, engineering, programming, sales and marketing, and customer support technician positions. Competition for qualified employees, particularly engineers, programmers and technicians, is intense. Consequently, we may not be successful in attracting, training and retaining the people we need to continue to offer solutions and services to present and future customers in a cost effective manner or at all.

We may need to obtain additional capital to continue to increase sales and marketing efforts, continue to expand and enhance the solutions and services we are able to offer to present and future customers and fund potential acquisitions. Our failure to obtain sufficient funds may require us to delay, scale back or eliminate some or all of our expansion plans:

     Our future capital uses and requirements will depend on numerous factors, including:

     o    The extent to which our solutions and services gain market acceptance.
     o The level of revenues from our present and future solutions and services.
     o    The expansion of operations.
     o The costs and timing of product and service developments and sales and marketing activities.
     o    Costs related to acquisitions of technology or businesses.
     o    Competitive developments.
     o Costs related to downsizing and discontinuation or sale of business units.
     o    Timing of Accounts Receivable Collections.
     o    Timing of debt payments.

     In order to continue to increase sales and marketing efforts, continue to expand and enhance the solutions and services we are able to offer to present and future customers and fund potential acquisitions, we may require additional capital that may not be available on terms acceptable to us, or at all. In addition, if unforeseen difficulties arise in the course of these or other aspects of our business, we may be required to spend greater-than-anticipated funds. As a consequence, we will be required to raise additional capital through public or private equity or debt financings, collaborative relationships, bank facilities or other arrangements. There can be no assurances that such additional capital will be available on terms acceptable to us, or at all. Any additional equity financing is expected to be dilutive to stockholders, and debt financing, if available, may involve restrictive covenants and increased interest costs. We have financed our operations to date primarily through private sales of equity securities, proceeds from our initial public offering in May 1998 and loan facilities.

     We cannot assure you that additional funding will be available for us to finance our ongoing operations when needed or that adequate funds for our operations, whether from financial markets, collaborative or other arrangements with corporate partners or from other sources, will be available when needed, if at all, or on terms acceptable to us. Our inability to obtain sufficient funds may require us to delay, scale back or eliminate some or all of our expansion programs, to limit the marketing of our products, or to license to third parties the rights to commercialize products or technologies that we would otherwise seek to develop and market ourselves. This would have a material adverse effect on our business.

Our stock prices could fall as a result of fluctuations in our quarterly operating results. You should not rely on quarter-to-quarter comparisons of our results of operations as an indication of our future performance:

     Our revenues and operating results vary significantly from quarter-to-quarter due to a number of factors, not all of which are in our control. You should not rely on quarter-to-quarter comparisons of our results of operations as an indication of future performance. It is possible that in some future periods our results of operations may be below the expectations of public market analysts and investors. In that event, the market price of our common stock may fall.

     Factors that could cause quarterly results to fluctuate include:

     o    Change in customer demand for products and services.
     o    Timing of the expansion of operations.
     o Seasonality in revenues, principally during the summer and year-end holidays.
     o The mix of products and services revenues from our operating divisions.
     o    Changes in pricing by competitors or us.
     o    Introduction of new products or services by competitors or us.
     o    Costs related to acquisitions of technology or businesses.
     o    Recession or slow-down in economy.
     o    Termination of customer contracts.

An increasing number of laws and regulations pertain to the Internet. We cannot predict the impact, if any, that future regulation or regulatory changes may have on our business:

     There are an increasing number of laws and regulations pertaining to the Internet. These laws and regulations relate to liability for information received from or transmitted over the Internet, online content regulation, user privacy, taxation and quality of products and services. The government may also seek to regulate some segments of our activities as basic telecommunications services. Moreover, the applicability to the Internet of existing laws governing intellectual property ownership and infringement, copyright, trademark, trade secret, obscenity, libel, employment, personal privacy and other issues is uncertain and developing. We cannot predict the impact, if any, that future regulation or regulatory changes may have on our business.

Because we currently have no registered copyrights or patents or patent applications pending, it may be possible for unauthorized third parties to copy aspects of, or otherwise obtain and use, our proprietary information without authorization. Even though it is our policy to execute confidentiality agreements with our employees and consultants, if these agreements are breached, we may not be able to successfully protect our proprietary information:

     We rely on a combination of copyright and trademark laws, trade secrets laws and license and nondisclosure agreements to protect our proprietary information, particularly the computer software applications that we have developed. We currently have no registered copyrights or patents or patent applications pending. It may be possible for unauthorized third parties to copy aspects of, or otherwise obtain and use, our proprietary information without authorization. The majority of our current contracts with our customers contain provisions granting to the customer intellectual property rights to certain of our work product, including the customized programming that we create for such customer. We anticipate that contracts with future customers will contain similar provisions. Other existing agreements to which we are a party are, and future agreements may be, silent as to the ownership of such rights. To the extent that the ownership of such intellectual property rights is expressly granted to a customer or is ambiguous, our ability to reuse or resell such rights will or may be limited.

     Our policy is to execute confidentiality agreements with our employees and consultants upon the commencement of an employment or consulting relationship with us. These agreements generally require that all confidential information developed or made known to the individual by us during the course of the individual's relationship with us be kept confidential and not disclosed to third parties. These agreements also generally provide that inventions conceived by the individual in the course of rendering services to us shall be our exclusive property. There can be no assurance that such agreements will not be breached, that we would have adequate remedies for any breach or that our trade secrets will not otherwise become known to or be independently developed by competitors.

Even though we attempt to limit contractually our damages arising from errors in rendering our services and we maintain general liability insurance coverage, if our insurance coverage does not continue to be available on reasonable terms or is insufficient to cover one or more large claims, our business would be negatively affected:

     Our services involve development, implementation and maintenance of computer systems and computer software that are critical to the operations of our customers' businesses. Our failure or inability to meet a customer's expectations in the performance of our services could harm our business reputation or result in a claim for substantial damages against us, regardless of our responsibility for such failure or inability. In addition, in the course of performing services, our personnel often gain access to technologies and content that includes confidential or proprietary customer information. Although we have implemented policies to prevent such customer information from being disclosed to unauthorized parties or used inappropriately, any such unauthorized disclosure or use could result in a claim for substantial damages. We attempt to limit contractually our damages arising from negligent acts, errors, mistakes or omissions in rendering services and, although we maintain general liability insurance coverage, including coverage for errors and omissions, there can be no assurance that such coverage will continue to be available on reasonable terms or will be available in sufficient amounts to cover one or more large claims. The successful assertion of one or more large claims against us that are uninsured, exceed available insurance coverage or result in changes to our insurance policies, including premium increases or the imposition of a large deductible or co-insurance requirements, would adversely affect us.

The law relating to material distributed over the Internet is currently unsettled. We may become subject to legal claims relating to the content in the web sites we host or in email messages that we transmit:

     The law relating to the liability of online service providers, private network operators and Internet service providers for information carried on or disseminated through their networks is currently unsettled. We may become subject to legal claims relating to the content in the web sites we host or in email messages that we transmit. For example, lawsuits may be brought against us claiming that material inappropriate for viewing by young children can be accessed from the web sites we host. Claims could also involve matters such as defamation, invasion of privacy and copyright infringement. Providers of Internet products and services have been sued in the past, sometimes successfully, based on the content of material. If we have to take costly measures to reduce our exposure to these risks, or are required to defend ourselves against such claims, our business may be materially adversely affected.

If our existing or future stockholders decide to sell a large number of shares of our common stock, the market price of our common stock could decline:

     The market price of our common stock could decline as a result of sales by our existing stockholders of a large number of shares of common stock in the market or the perception that these sales may occur. These sales also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

     We have granted options to purchase 874, 650 shares under our 1998, 1999 and 2000 Stock Option Plans. We have granted 980,000 of nonqualified stock options. These were granted to certain management to retain key personnel during our restructuring and refocusing of the Company's strategic vision to be focused on being an IT consulting services firm and sell or shut down unprofitable units. If the holders of these options were to exercise their rights and sell the shares issued to them, it could have an adverse effect on the market price of our common stock.

     In addition, the Company has agreed to issue warrants to purchase up to 991,510 shares in connection with the consulting agreements, private placement financings, the conversion of debentures issued in 1999 and other agreements. If and when these shares are issued by the Company and sold by the various holders, sale of these shares could have an adverse effect on the market price of our common stock.

ITEM 4.    USE OF PROCEEDS

     We intend to use any net proceeds from the exercise of the Warrant for general working capital purposes. We will not receive any proceeds from the conversion of the Convertible Note into shares of our common stock.

ITEM 5.    DETERMINATION OF OFFERING PRICE.

           Not applicable.

ITEM 6.    DILUTION.

           Not applicable.

ITEM 7.    SELLING SECURITY HOLDERS.

     On July 26, 2002, in connection with a Securities Purchase Agreement that we entered into with Laurus Master Fund, Ltd., a Cayman Islands company, we issued a Convertible Note and Warrant to Laurus Master Fund, Ltd. We are registering the shares of common stock underlying the Convertible Note and Warrant pursuant to certain registration rights we granted to Laurus Master Fund, Ltd. at that time. Except for negotiating at arm's length and entering into the Securities Purchase Agreement with Laurus Master Fund, Ltd., through which we obtained financing for our business operations, we have not had, and we currently do not have a material realtionship with Laurus Master Fund., Ltd. Our relationship with Laurus Master Fund, Ltd. continues to be an arm's length relationship.

     In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, Laurus Capital Management, L.L.C., a Delaware limited liability company, may be deemed a control person of the shares owned by Laurus Master Fund, Ltd. David Grin and Eugene Grin are the principals of Laurus Capital Management, L.L.C.

     Laurus Master Fund, Ltd. is neither a broker-dealer nor an affiliate of a broker-dealer.

     Laurus Master Fund, Ltd. currently does not own any shares of our common stock. Assuming the maximum conversion under the Convertible Note and the full exercise of the Warrant, Laurus Master Fund, Ltd. would own 1,026,153 shares of our common stock, or approximately 12.53% of the issued and outstanding shares of our common stock. Assuming no default has occurred under the terms of the Convertible Note, however, Laurus Master Fund, Ltd. is only permitted to exercise that number of shares of common stock underlying the Warrant and convert into shares of our common stock a portion of the principal of the Convertible Note, which, once converted or exercised, as the case may be, and together with any shares of our common stock already owned by Laurus Master Fund, Ltd. on the conversion or exercise date, would be equal to or less than 4.9% of our issued and outstanding shares of common stock.

ITEM 8.    PLAN OF DISTRIBUTION.

     Our public offering of 1,026,153 shares of our common stock, of which 951,153 shares are being registered for issuance upon conversion of a Convertible Note and the remaining 75,000 shares are being registered for issuance upon exercise of a Common Stock Purchase Warrant, is not being underwritten. The Convertible Note and Warrant were issued on July 26, 2002 in connection with a Securities Purchase Agreement that we entered into with Laurus Master Fund, Ltd. and pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, provided under its section 4(2). We are registering the shares of common stock underlying the Convertible Note and Warrant pursuant to certain registration rights granted to the holder of the Convertible Note and Warrant.

ITEM 9.    DESCRIPTION OF SECURITIES TO BE REGISTERED.

           Not applicable.

ITEM 10.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

     The balance sheet of Digital Fusion as of December 31, 2000, and the related statements of operations, stock holder's equity and cash flows for the year then ended have been incorporated in this prospectus by reference to our Annual Report on Form 10-KSB in reliance on the report of BDO Seidman, LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

     The balance sheet of Digital Fusion as of December 31, 2001, and the related statements of operations, stock holder's equity and cash flows for the year then ended have been incorporated in this prospectus by reference to our Annual Report on Form 10-KSB in reliance on the report of Pender Newkirk & Company, independent auditors, given upon the authority of said firm as experts in accounting and auditing.

                                  LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed upon for us by Bush, Ross, Gardner, Warren & Rudy, P.A., Tampa, Florida.

ITEM 11.   MATERIAL CHANGES.

           Not applicable.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We file reports, proxy statements and other information with the SEC under the Exchange Act. The public may read and copy any materials that we file with the SEC at the SEC's Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C., 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site at that contains our reports, proxy and information statements and other information regarding our business.

ITEM 12.   INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.

     The Securities and Exchange Commission allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference below is considered to be part of this prospectus. All future filings made with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus and shall be deemed to be a part hereof from the respective dates of the filing of such reports and other documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below:

     (1) Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001, filed on February 28, 2002;

     (2) Our Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 2002, filed on June 7, 2002;

     (3) Our Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 2002, filed on August 8, 2002;

     (4) The description of our common stock set forth in our Registration Statement on Form 8-A/A, filed on April 30, 1998, including any amendment thereto or report filed for the purpose of updating such description.

     We will furnish without charge to each person to whom this prospectus is delivered, upon written or oral request, a copy of any and all documents incorporated by reference in this prospectus, (other than exhibits to such documents unless such exhibits are incorporated by reference therein). Requests for such copies should be directed to Digital Fusion, Inc. 400 N. Ashley Drive, Suite 2600, Tampa, Florida 33602, Attention: Karen Surplus, Chief Financial Officer, Telephone (813) 221-0024.

ITEM 13.   DISCLOSURE ON COMMISSION POSITION ON INDEMNIFICATION FOR
                     SECURITIES ACT LIABILITIES

           Included as part of Item 15.

                           PART II
           INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the fees and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. Except for the SEC registration fee, all amounts are estimates.

Registration Fee                                              $88.62
Legal Fees and Expenses                                       $7,000.00
Accounting Fees and Expenses                                  $7,000.00
Miscellaneous                                                 $1,000.00
                                                              ---------
Total                                                        $15,088.62

ITEM 15.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

     As permitted under Section 145 of the General Corporation Law of the State of Delaware, our Restated Certificate of Incorporation (the "Certificate") provides that to the extent permitted by Delaware law, no director shall be personally liable to any stockholder for monetary damages for breach of fiduciary duty as a director, except for liability (1) arising from payment of dividends or approval of a stock purchase in violation of Section 174 of the General Corporation Law of the State of Delaware, (2) for any breach of their duty of loyalty to Digital Fusion or Digital Fusion stockholders, (3) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law or (4) for any action from which the director derived an improper personal benefit. While the Certificate provides protection from awards for monetary damages for breaches of the duty of care, it does not eliminate a director's duty of care. The provisions of the Certificate described above apply to officers of Digital Fusion only if they are directors of Digital Fusion and are acting in their capacity as directors, and does not apply to officers of Digital Fusion who are not directors.

     In addition, Digital Fusion's By-Laws provide that Digital Fusion will indemnify its officers, directors, employees and agents to the fullest extent permitted by Delaware law. Under Section 145(a) of the General Corporation Law of the State of Delaware, directors and officers, as well as employees and individuals, may be indemnified against expenses (including attorneys' fees), judgements, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation as a derivative action) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to Digital Fusion's best interests, and with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Digital Fusion pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

ITEM 16.   EXHIBITS.

           EXHIBIT
           NUMBER              DESCRIPTION OF EXHIBIT

           2.1 Securities Purchase Agreement, dated July 26, 2002, between the Company and Laurus Master Fund, Ltd., filed as exhibit
                  10.30 to the Company's Form 10-QSB for the period ended June 30, 2002, and incorporated herein by reference

           2.2 Convertible Note, dated July 26, 2002, between the Company and Laurus Master Fund, Ltd., filed as exhibit 10.31 to the Company's Form 10-QSB for the period ended June, 30, 2002, and incorporated herein by reference

          *5.1    Opinion of Bush, Ross, Gardner, Warren & Rudy, P.A.

          *23.1   Consent of BDO Seidman, LLP

          *23.2   Consent of Pender Newkirk & Company

          *24.1   Power of Attorney (see signature page)

* Previously filed with the registration statement filed on September 24, 2002.

ITEM 17.   UNDERTAKINGS.

           The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any additional or changed material information relative to the plan of distribution.

     (2) That, for the purposes of determining liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered hereunder that remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding), is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on November 1, 2002.

                                                            DIGITAL FUSION, INC.

                         By: /s/ Roy E. Crippen, III
                             Roy E. Crippen, III,
                             President and Chief Executive Officer and Director


     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Date: November 1, 2002    By:   /s/ Roy E. Crippen, III
                          Name: Roy E. Crippen, III
                          Title: President and Chief Executive Officer
                          and Director
                          (Principal Executive Officer)

Date: November 1, 2002    By:  /s/ Karen L. Surplus
                          Name: Karen L. Surplus
                          Title: Chief Financial Officer
                          (Principal Financial and Accounting Officer)

Date: November 1, 2002    By: /s/ **
                          Name: Nicholas R. Loglisci, Jr.
                          Title: Chairman of the Board of Directors

Date: November 1, 2002    By:  /s/ **
                          Name: Bruce E. Fike
                          Title: Director


Date: November 1, 2002    By:  /s/ **
                          Name: O.G. Greene
                          Title: Director



**Executed by  Roy E. Crippen, III under previously granted power of attorney.